As filed with the Securities and Exchange Commission on February 3, 2010
Registration No. 333-162813

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM N-14
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

☐ Pre-Effective Amendment No.	☑ Post-Effective Amendment No. 1
(Check appropriate box or boxes)

FIRST AMERICAN INVESTMENT FUNDS, INC.
(Exact Name of Registrant as Specified in Charter)
800 Nicollet Mall
Minneapolis, Minnesota 55402
(Address of Principal Executive Offices)
(612) 303-7557
(Registrant’s Area Code and Telephone Number)
Michael W. Kremenak
FAF Advisors, Inc.
800 Nicollet Mall, BC-MN-H04N
Minneapolis, Minnesota 55402
(Name and Address of Agent for Service)
Copy to:
James D. Alt
Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402

EXPLANATORY NOTE
     This amendment files the tax opinion of Dorsey & Whitney LLP, tax counsel for the Registrant, as Exhibit 12.
PART A
     The Proxy Statement/Prospectus in the form filed on December 15, 2009 pursuant to Rule 497 of the General Rules and Regulations under the Securities Act of 1933, as amended, is incorporated herein by reference.
PART B
     The Statement of Additional Information in the form filed on December 15, 2009 pursuant to Rule 497 of the General Rules and Regulations under the Securities Act of 1933, as amended, is incorporated herein by reference.
PART C
OTHER INFORMATION
Item 15. Indemnification.
     Incorporated by reference to the Registrant’s Registration Statement on Form N-14, File No. 333-162813, filed November 2, 2009.
Item 16. Exhibits.

(1)(a)	Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit (1) to Post-Effective Amendment No. 21, Filed on May 15, 1995 (File Nos. 033-16905, 811-05309)).

(1)(b)	Articles Supplementary, designating new series and new share classes (Incorporated by reference to Exhibit (1) to Post-Effective Amendment No. 36, Filed on April 15, 1998 (File Nos. 033-16905, 811-05309)).

(1)(c)	Articles Supplementary, designating new series and new share classes (Incorporated by reference to Exhibit (a)(2) to Post-Effective Amendment No. 54, Filed on June 27, 2001 (File Nos. 033-16905, 811-05309)).

(1)(d)	Articles Supplementary, designating new series (Incorporated by reference to Exhibit (a)(3) to Post-Effective Amendment No. 61, Filed on April 30, 2002 (File Nos. 033-16905, 811-05309)).

(1)(e)	Articles Supplementary designating new series (Incorporated by reference to Exhibit (a)(4) to Post-Effective Amendment No. 65, Filed on October 24, 2002 (File Nos. 033-16905, 811-05309)).

(1)(f)	Articles Supplementary designating new series (Incorporated by reference to Exhibit (a)(5) to Post-Effective Amendment No. 66, Filed on January 28, 2003 (File Nos. 033-16905, 811-05309)).

(1)(g)	Articles Supplementary decreasing authorizations of specified classes and series and decreasing total authorized shares (Incorporated by reference to Exhibit (a)(6) to Post-Effective Amendment No. 70, filed on June 30, 2004 (File nos. 033-16905, 811-05309)).

(1)(h)	Articles Supplementary designating new series (Incorporated by reference to Exhibit (a)(7) to Post-Effective Amendment No. 72, filed on September 24, 2004 (File Nos. 033-16905, 811-05309)).

(1)(i)	Articles Supplementary designating new series (Incorporated by reference to Exhibit (a)(9) to Post-Effective Amendment No. 84, filed on December 20, 2006 (File Nos. 033-16905, 811-05309)).

(1)(j)	Articles Supplementary designating new series (Incorporated by reference to Exhibit (a)(10) to Post-Effective Amendment No. 87, filed on July 31, 2007 (File Nos. 033-16905, 811-05309)).

(1)(k)	Articles Supplementary designating new series (Incorporated by reference to Exhibit (a)(11) to Post-Effective Amendment No. 90, filed on December 17, 2007 (File Nos. 033-16905, 811-05309)).

(1)(l)	Articles Supplementary designating new share classes (Incorporated by reference to Exhibit (a)(12) to Post-Effective Amendment No. 93, filed on October 28, 2008 (File Nos. 033-16905, 811-05309)).

(1)(m)	Articles of Amendment filed January 9, 2009 (Incorporated by reference to Exhibit (a)(13) to Post Effective Amendment No. 95, filed on February 27, 2009 (File Nos. 033-16905, 811-05309)).

(1)(n)	Articles of Amendment filed June 4, 2009 (Incorporated by reference to Exhibit (a)(14) to Post Effective Amendment No. 97, filed on August 28, 2009 (File Nos. 033-16905, 811-05309)).

(1)(o)	Articles Supplementary designating new series and new share classes filed June 23, 2009 (Incorporated by reference to Exhibit (a)(15) to Post Effective Amendment No. 97, filed on August 28, 2009 (File Nos. 033-16905, 811-05309)).

(1)(p)	Articles Supplementary designating new series and new share class filed September 17, 2009 (Incorporated by reference to Exhibit (a)(16) to Post Effective Amendment No. 98, filed on September 29, 2009 (File Nos. 033-16905, 811-05309)).

(1)(q)	Form of Articles of Amendment (Incorporated by reference to Registrant’s Registration Statement on Form N-14 filed on November 2, 2009 (File No. 333-162812)).

(2)	Bylaws, as amended (Incorporated by reference to Exhibit (b) to Post-Effective Amendment No. 98, filed on September 29, 2009 (File Nos. 033-16905, 811-05309)).

(3)	Not applicable.

(4)	Agreement and Plan of Reorganization — constitutes Appendix A to Part A hereof.

(5)	Not applicable.

(6)(a)	Investment Advisory Agreement dated April 2, 1991, between the Registrant and First Bank National Association (Incorporated by reference to Exhibit (d)(1) to Post-Effective Amendment No. 73, Filed on December 2, 2004 (File Nos. 033-16905, 811-05309)).

(6)(b)	Assignment and Assumption Agreement dated May 2, 2001, relating to assignment of Investment Advisory Agreement to U.S. Bancorp Piper Jaffray Asset Management, Inc. (Incorporated by

reference to Exhibit (d)(3) to Post-Effective Amendment No. 73, Filed on December 2, 2004 (File Nos. 033-16905, 811-05309)).

(6)(c)	Amendment to Investment Advisory Agreement dated May 3, 2007 relating to authority to appoint a sub-advisor to any series of the Registrant (Incorporated by reference to Exhibit (d)(3) to Post-Effective Amendment No. 86, filed on May 17, 2007 (File Nos. 033-16905, 811-05309)).

(6)(d)	Exhibit A to Investment Advisory Agreement, effective September 16, 2009 (Incorporated by reference to Exhibit (d)(4) to Post-Effective Amendment No. 98, filed on September 29, 2009 (File Nos. 033-16905, 811-05309)).

(6)(e)	Expense Limitation Agreement between Registrant and FAF Advisors, Inc., dated February 27, 2009, effective through February 28, 2010, with respect to certain Equity Funds (Incorporated by reference to Exhibit (d)(5) to Post-Effective Amendment No. 95, filed on February 27, 2009 (File Nos. 033-16905, 811-05309)).

(6)(f)	Expense Limitation Agreement between Registrant and FAF Advisors, Inc. dated September 16, 2009, effective through February 28, 2011, with respect to Global Tactical Opportunities Fund (Incorporated by reference to Exhibit (d)(6) to Post-Effective Amendment No. 98, filed on September 29, 2009 (File Nos. 033-16905, 811-05309)).

(6)(g)	Expense Limitation and Fee Reimbursement Agreement between Registrant and FAF Advisors, Inc., dated October 28, 2009, effective through October 31, 2010, with respect to certain Bond Funds (Incorporated by reference to Exhibit (d)(7) to Post-Effective Amendment No. 99, filed on October 28, 2009 (File Nos. 033-16905, 811-05309)).

(6)(h)	Sub-Advisory Agreement dated November 27, 2006, by and between FAF Advisors, Inc. and Altrinsic Global Advisors, LLC with respect to International Select Fund (Incorporated by reference to Exhibit (d)(6) to Post-Effective Amendment No. 84, filed on December 20, 2006 (File Nos. 033-16905, 811-05309)).

(6)(i)	Letter of Agreement dated March 28, 2007, by and between FAF Advisors and Altrinsic Global Advisors, LLC with respect to International Select Fund (Incorporated by reference to Exhibit (d)(11) to Post-Effective Amendment No. 87, filed on July 31, 2007 (File Nos. 033-16905, 811-05309)).

(6)(j)	Amendment to Sub-Advisory Agreement dated May 3, 2007, by and between FAF Advisors, Inc. and Altrinsic Global Advisors, LLC with respect to International Select Fund (Incorporated by reference to Exhibit (d)(12) to Post Effective Amendment No. 86, filed on May 17, 2007 (File Nos. 033-16905, 811-05309)).

(6)(k)	Amendment to Sub-Advisory Agreement dated November 3, 2008, by and between FAF Advisors, Inc. and Altrinsic Global Advisors, LLC with respect to International Fund (Incorporated by reference to Exhibit (d)(10) to Post-Effective Amendment No. 95, filed on February 27, 2009 (File Nos. 033-16905, 811-05309)).

(6)(l)	Sub-Advisory Agreement dated February 22, 2007, by and between FAF Advisors, Inc. and Hansberger Global Investors, Inc. with respect to International Select Fund (Incorporated by reference to Exhibit (d)(13) to Post-Effective Amendment No. 87, filed on July 31, 2007 (File Nos. 033-16905, 811-05309)).

(6)(m)	Letter of Agreement dated March 28, 2007, by and between FAF Advisors and Hansberger Global Investors, Inc. with respect to International Select Fund (Incorporated by reference to Exhibit (d)(14) to Post-Effective Amendment No. 87, filed on July 31, 2007 (File Nos. 033-16905, 811-05309)).

(6)(n)	Amendment to Sub-Advisory Agreement dated May 3, 2007, by and between FAF Advisors, Inc. and Hansberger Global Investors, Inc. with respect to International Select Fund (Incorporated by reference to Exhibit (d)(13) to Post Effective Amendment No. 86, filed on May 17, 2007 (File Nos. 033-16905, 811-05309)).

(6)(o)	Amendment to Sub-Advisory Agreement dated November 3, 2008, by and between FAF Advisors, Inc. and Hansberger Global Investors, Inc. with respect to International Fund (Incorporated by reference to Exhibit (d)(14) to Post-Effective Amendment No. 95, filed on February 27, 2009 (File Nos. 033-16905, 811-05309)).

(6)(p)	Sub-Advisory Agreement dated November 27, 2006, by and between FAF Advisors, Inc. and Lazard Asset Management LLC with respect to International Select Fund (Incorporated by reference to Exhibit (d)(8) to Post-Effective Amendment No. 84, filed on December 20, 2006 (File Nos. 033-16905, 811-05309)).

(6)(q)	Letter of Agreement dated March 28, 2007, by and between FAF Advisors and Lazard Asset Management LLC with respect to International Select Fund (Incorporated by reference to Exhibit (d)(17) to Post-Effective Amendment No. 87, filed on July 31, 2007 (File Nos. 033-16905, 811-05309)).

(6)(r)	Amendment to Sub-Advisory Agreement dated May 3, 2007, by and between FAF Advisors, Inc. and Lazard Asset Management LLC with respect to International Select Fund (Incorporated by reference to Exhibit (d)(14) to Post Effective Amendment No. 86, filed on May 17, 2007 (File Nos. 033-16905, 811-05309)).

(7)(a)	Distribution Agreement between the Registrant and Quasar Distributors, LLC, effective July 1, 2007 (Incorporated by reference to Exhibit (e)(1) to Post-Effective Amendment No. 87, filed on July 31, 2007 (File Nos. 033-16905, 811-05309)).

(7)(b)	Fee Limitation Agreement between Registrant and Quasar Distributors, LLC, dated October 28, 2009, effective through October 31, 2010, with respect to certain Bond Funds (Incorporated by reference to Exhibit (e)(2) to Post-Effective Amendment No. 99, filed on October 28, 2009 (File Nos. 033-16905, 811-05309)).

(7)(c)	Form of Dealer Agreement (Incorporated by reference to Exhibit (e)(3) to Post-Effective Amendment No. 99, filed on October 28, 2009 (File Nos. 033-16905, 811-05309)).

(8)(a)	Deferred Compensation Plan for Directors dated January 1, 2000, as amended December 2008 (Incorporated by reference to Exhibit (f)(1) to Post-Effective Amendment No. 95, filed February 27, 2009 (File Nos. 033-16905, 811-05309)).

(8)(b)	Deferred Compensation Plan for Directors, Summary of Terms as Amended December 2008 (Incorporated by reference to Exhibit (f)(2) to Post-Effective Amendment No. 95, filed February 27, 2009 (File Nos. 033-16905, 811-05309)).

(9)(a)	Custody Agreement dated July 1, 2006, between the Registrant and U.S. Bank National Association (Incorporated by reference to Exhibit (g)(1) to Post-Effective Amendment No. 80, Filed on August 31, 2006 (File Nos. 033-16905, 811-05309)).

(9)(b)	Amendment to Custody Agreement dated July 1, 2007, by and between Registrant and U.S. Bank National Association (Incorporated by reference to Exhibit (g)(2) to Post-Effective Amendment No. 87, filed on July 31, 2007 (File Nos. 033-16905, 811-05309)).

(9)(c)	Exhibit C effective September 15, 2009, to Custody Agreement dated July 1, 2006 (Incorporated by reference to Exhibit (g)(3) to Post-Effective Amendment No. 98, filed on September 29, 2009 (File Nos. 033-16905, 811-05309)).

(9)(d)	Exhibit D effective December 5, 2006 to Custody Agreement dated July 1, 2006 (Incorporated by reference to Exhibit (g)(4) to Post-Effective Amendment No. 90, filed on December 17, 2007 (File Nos. 033-16905, 811-05309)).

(9)(e)	Custodian Agreement dated July 1, 2005, by and between Registrant and State Street Bank and Trust Company with respect to International Fund (Incorporated by reference to Exhibit (g)(5) to Post-Effective Amendment No. 77, Filed on August 3, 2005 (File Nos. 033-16905, 811-05309)).

(9)(f)	Letter Amendment dated November 21, 2006 to the Custodian Agreement dated July 1, 2005 by and between Registrant and State Street Bank and Trust Company with respect to International Select Fund (Incorporated by reference to Exhibit (g)(3) to Post-Effective Amendment No. 84, filed on December 20, 2006 (File Nos. 033-16905, 811-05309)).

(9)(g)	Letter Amendment dated December 6, 2007 to the Custodian Agreement dated July 1, 2005 by and between Registrant and State Street Bank and Trust Company with respect to Global Infrastructure Fund (Incorporated by reference to Exhibit (g)(7) to Post-Effective Amendment No. 90, filed on December 17, 2007 (File Nos. 033-16905, 811-05309)).

(9)(h)	Amendment to Custodian Agreement dated June 19, 2008, by and between Registrant and State Street Bank and Trust Company with respect to compensation (Incorporated by reference to Exhibit (g)(8) to Post-Effective Amendment No. 95, filed on February 27, 2009 (File Nos. 033-16905, 811-05309)).

(10)(a)	Amended and Restated Distribution and Service Plan for Class A, B, C, and R shares, effective September 19, 2006 (Incorporated by reference to Exhibit (m) to Post-Effective Amendment No. 87, filed on July 31, 2007 (File Nos. 033-16905, 811-05309)).

(10)(b)	Amended and Restated Multiple Class Plan Pursuant to Rule 18f-3, effective September 16, 2009 (Incorporated by reference to Exhibit (n) to Post-Effective Amendment No. 99, filed on October 28, 2009 (File Nos. 033-16905, 811-05309)).

(11)	Opinion and Consent of Dorsey & Whitney LLP as to the legality of the securities being registered (Incorporated by reference to the Registrant’s Registration Statement on Form N-14 filed November 2, 2009 (File No. 333-162812)).

(12)	Opinion and Consent of Dorsey & Whitney LLP supporting the tax matters discussed in the prospectus.*

(13)(a)	Administration Agreement dated July 1, 2006, by and between Registrant and FAF Advisors, Inc. (Incorporated by reference to Exhibit (h)(1) to Post-Effective Amendment No. 80, Filed on August 31, 2006 (File Nos. 033-16905, 811-05309)).

(13)(b)	Schedule A to Administration Agreement dated July 1, 2006 between Registrant and FAF Advisors, Inc. (Incorporated by reference to Exhibit (h)(2) to Post-Effective Amendment No. 80, Filed on August 31, 2006 (File Nos. 033-16905, 811-05309)).

(13)(c)	Sub-Administration Agreement dated July 1, 2005, by and between FAF Advisors, Inc. and U.S. Bancorp Fund Services, LLC (Incorporated by reference to Exhibit (h)(2) to Post-Effective Amendment No. 77, Filed on August 3, 2005 (File Nos. 033-16905, 811-05309)).

(13)(d)	Transfer Agent and Shareholder Servicing Agreement dated September 19, 2006, by and among Registrant, U.S. Bancorp Fund Services, LLC, and FAF Advisors, Inc. (Incorporated by reference to Exhibit (h)(4) to Post-Effective Amendment No. 87, filed on July 31, 2007 (File Nos. 033-16905, 811-05309)).

(13)(e)	Exhibit A to Transfer Agent and Shareholder Servicing Agreement effective April 1, 2007(Incorporated by reference to Exhibit (h)(5) to Post-Effective Amendment No. 92, filed on September 3, 2008 (File Nos. 033-16905, 811-05309)).

(14)	Consent of Ernst & Young LLP with respect to financial statements of Registrant (Incorporated by reference to the Registrant’s Registration Statement on Form N-14 filed November 2, 2009 (File No. 333-162812)).

(15)	Not applicable.

(16)	Power of Attorney dated September 16, 2009 (Incorporated by reference to the Registrant’s Registration Statement on Form N-14 filed November 2, 2009 (File No. 333-162812)).

(17)(a)	Form of Proxy for Special Meeting of Shareholders of U.S. Government Mortgage Fund to be held on January 14, 2010 (Incorporated by reference to the Registrant’s Registration Statement on Form N-14 filed November 2, 2009 (File No. 333-162812)).

(17)(b)	First American U.S. Government Mortgage Fund Prospectus, dated October 28, 2009 (Incorporated by reference to Post-Effective Amendment No. 99, filed on October 28, 2009 (File Nos. 033-16905, 811-05309)).

(17)(c)	First American Investment Funds, Inc. Statement of Additional Information (relating to Tax Free and Bond Funds)(SAI) , dated October 28, 2009 (Incorporated by reference to Post-Effective Amendment No. 99, filed on October 28, 2009 (File Nos. 033-16905, 811-05309)).

(17)(d)	First American Funds 2009 Annual Report — Income Funds, dated June 30, 2009 (Incorporated by reference to Certified Shareholder Report of Registered Management Investment Companies on Form N-CSR, filed on August 28, 2009 (File No. 811-05309)).

*	Filed herewith.
Item 17. Undertakings.
     (1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the 1933 Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial BONA FIDE offering of them.

SIGNATURES
     As required by the Securities Act of 1933, this registration statement has been signed on behalf of the registrant, in the City of Minneapolis, and the State of Minnesota on the 3rd day of February, 2010.

FIRST AMERICAN INVESTMENT FUNDS, INC.

By:	/s/ Thomas S. Schreier, Jr. Name: Thomas S. Schreier, Jr.
Title: President
     As required by the Securities Act of 1933, this registration statement has been signed by the following persons on February 3, 2010, in the capacities indicated.

Signatures	Title
/s/ Thomas S. Schreier, Jr. Thomas S. Schreier, Jr.	President

/s/ Charles D. Gariboldi, Jr. Charles D. Gariboldi, Jr.	Treasurer (principal financial/accounting officer)

/s/ * Virginia L. Stringer Virginia L. Stringer	Chair of the Board and Director

/s/ * Benjamin R. Field III Benjamin R. Field III	Director

/s/ * Roger A. Gibson Roger A. Gibson	Director

/s/ * Victoria J. Herget Victoria J. Herget	Director

/s/ * John P. Kayser John P. Kayser	Director

/s/ * Leonard W. Kedrowski Leonard W. Kedrowski	Director

Signatures	Title
/s/ * Richard K. Riederer Richard K. Riederer	Director

/s/ * Joseph D. Strauss Joseph D. Strauss	Director

/s/ * James M. Wade James M. Wade	Director

*By	/s/ Michael W. Kremenak Michael W. Kremenak	Attorney-in-Fact

*	Pursuant to power of attorney previously filed.

Exhibit Index

Exhibit Number	Name of Exhibit
(12)	Tax opinion and consent of Dorsey & Whitney LLP